Exhibit 10(d)

2026 - 2028 Performance Unit Agreement (“Agreement”)
Under the 2019 Entergy Corporation Omnibus Incentive Plan
Pursuant to the 2019 Entergy Corporation Omnibus Incentive Plan (the “Plan”), you (“you” or “Grantee”) are eligible to participate at a target Achievement Level (as defined below) of that number of performance units (subject to adjustment pursuant to Section 3 of this Agreement, the “Target Performance Units”) (based upon an Achievement Level of 100%) set forth under the heading “Total Granted” on the Performance Unit Grant Notice to which this Agreement is attached (the “Grant Notice”) for the performance period commencing January 1, 2026 and ending December 31, 2028 (the “Performance Period”), subject to the terms of the Plan and to the following terms and conditions:
1.     Effective Date of Agreement; Acknowledgment and Acceptance of Performance Units. This Agreement is effective as of the Award Date set forth on the Grant Notice, contingent upon your acceptance of this Agreement in accordance with the terms of this Agreement and the Grant Notice. The effectiveness of this Agreement is subject to your electronically acknowledging and accepting this Agreement and all of its terms and conditions and the terms of the Plan in the manner and at the time set forth on the Grant Notice. If you do not timely acknowledge and accept this Agreement in accordance with the Grant Notice, the Company shall be entitled to unilaterally cancel and render void this Agreement and the Grant Notice.
2.     Achievement Levels. The Talent and Compensation Committee of the Board (the “Committee”) shall determine the total achievement level attained by the Company for the Performance Period (the “Total Achievement Level”), which shall be based (i) eighty percent (80%) on TSR Achievement Level (as defined below); (ii) ten percent (10%) on an Environmental Stewardship Achievement Level (as defined below); and (iii) ten percent (10%) on a Reliability Achievement Level (as defined below). The weighted average of the three performance measures will determine the Total Achievement Level and overall payout for the Performance Period. For these purposes, and subject to the terms of the Plan, the Total Achievement Level shall be determined as follows:
a.The “TSR Achievement Level” shall be determined by comparing the Company’s “total shareholder return” for the Performance Period (“Company TSR”) to that of the peer group companies comprising the Philadelphia Electric Utilities Index as of October 31, 2025 (the “Peer Group”). For this purpose, subject to the terms of the Plan, “total shareholder return” shall be determined in accordance with Company administrative practice based on the changes in the stock price and dividends over the course of the Performance Period. The possible TSR Achievement Levels for the Performance Period shall be determined as follows: for bottom quartile performance (where Company TSR is in the fourth or bottom quartile of Peer Group TSR), the TSR Achievement Level is zero percent; for third quartile performance (where Company TSR is in the third quartile of Peer Group TSR), the TSR Achievement Level shall be determined by interpolating between index median (100% TSR Achievement Level) and the performance of the Peer Group company at the top of the fourth quartile, starting at 25% TSR Achievement Level; for second quartile performance (where Company TSR is in the second quartile of Peer Group TSR), the TSR Achievement Level shall be determined by interpolating between the performance of the Peer Group Company at the bottom of the top quartile (200% TSR Achievement Level) and index median (100% TSR Achievement Level); and for top quartile performance (where Company TSR is in the first or top quartile of Peer Group TSR), the TSR Achievement Level is 200%.

b.    The “Environmental Stewardship Achievement Level” shall be based (i) sixty percent (60%) on System Company performance with respect to a climate resilience measure (the “Climate Resilience Measure Achievement Level”) as described below, relative to “Target,” “Minimum,” and “Maximum” values established by the Committee at its December 4, 2025 meeting; and (ii) forty percent (40%) on System Company performance with respect to generation of carbon emission-free electricity (the “Carbon-Free Generation Measure Achievement Level”), as described below, relative to “Target,” “Minimum,” and “Maximum” values established by the Committee at its December 4, 2025 meeting.
The “Climate Resilience Measure Achievement Level” is based on the total number of primary poles of Entergy System operating companies that have been hardened as of the end of the Performance Period as compared to the total primary pole count of the Entergy System operating companies as of the beginning of the Performance Period, expressed as a percentage (the “Hardened Primary Poles Percentage”), which percentage shall be compared to the Climate Resilience Measure Achievement Levels established by the Committee for the Performance Period at its December 4, 2025 meeting as “Target,” “Minimum,” and “Maximum.” For a Hardened Primary Poles Percentage less than the Minimum, the Climate Resilience Measure Achievement Level is zero, (B) for a Hardened Primary Poles Percentage equal to the Minimum, the Climate Resilience Measure Achievement Level is 25%, (C) for a Hardened Primary Poles Percentage equal to the Target, the Climate Resilience Measure Achievement Level is 100%, (D) for a Hardened Primary Poles Percentage greater than or equal to the Maximum, the Climate Resilience Measure Achievement Level is 200%, (E) for a Hardened Primary Poles Percentage greater than the Minimum and less than the Target, the Climate Resilience Measure Achievement Level shall be determined by straight line interpolation between the Minimum and the Target and (F) for a Hardened Primary Poles Percentage greater than the Target and less than the Maximum, the Climate Resilience Measure Achievement Level shall be determined by straight line interpolation between the Target and the Maximum.
The “Carbon-Free Generation Measure Achievement Level” is determined by comparing the Entergy System Companies’ cumulative electricity delivered to the grid over the Performance Period from owned assets and through power purchase agreements derived exclusively from sources that do not emit greenhouse gases during their production of electricity (“Carbon Free Generation”), to the Carbon-Free Generation Measure Achievement Levels established by the Committee for the Performance Period at its December 4, 2025 meeting as “Target,” “Minimum,” and “Maximum.” For Carbon Free Generation less than the Minimum, the Carbon-Free Generation Measure Achievement Level is zero. For Carbon-Free Generation equal to the Minimum, the Carbon-Free Generation Measure Achievement Level is 25%. For Carbon-Free Generation equal to the Target, the Carbon-Free Generation Measure Achievement Level is 100%. For Carbon-Free Generation greater than or equal to the Maximum, the Carbon-Free Generation Measure Achievement Level is 200%. For Carbon-Free Generation greater than the Minimum and less than the Target, the Carbon-Free Generation Measure Achievement Level shall be determined by straight line interpolation between the Minimum and the Target. For Carbon-Free Generation greater than the Target and less than the Maximum, the Carbon-Free Generation Measure Achievement Level shall be determined by straight line interpolation between the Target and the Maximum. The Carbon-Free Generation Measure Achievement Level shall be multiplied by a Carbon Management Modifier between 0.91 and 1.09, based on System Company level of achievement with respect to two equally weighted carbon management objectives established by the Committee for the Performance Period at its December 4, 2025 meeting to produce the “Modified Carbon-Free Generation Measure Achievement Level”; provided the Committee in its discretion may elect not to apply a Carbon Management Modifier if it determines that no economic or technically viable carbon management options were available to customers during the Performance Period.

The final Environmental Stewardship Achievement Level for the Performance Period shall be equal to the sum of (A) sixty percent (60%) of the Climate Resilience Measure Achievement Level for the Performance Period and (B) forty percent (40%) of the Modified Carbon-Free Generation Measure Achievement Level for the Performance Period. Subject to the terms of the Plan and such adjustments as set forth in this Section 2, these determinations shall be made by the Committee in accordance with Company administrative practice.
c.     The “Reliability Achievement Level” is comprised of the Entergy System operating companies’ combined reliability performance with respect to System Average Interruption Duration Index (“SAIDI”) and System Average Interruption Frequency Index (“SAIFI”) for the Performance Period, with SAIDI and SAIFI equally weighted. The percentage improvement in SAIDI (the “SAIDI Percentage Improvement”) and SAIFI (the “SAIFI Percentage Improvement”), as compared to yearend 2025 performance, shall be calculated for SAIDI and SAIFI for each year of the Performance Period and shall be compared to the “Target,” “Minimum,” and “Maximum” values established by the Committee at its December 4, 2025 meeting for each year of the Performance Period to determine the “SAIDI Achievement Level” and “SAIFI Achievement Level,” respectively, for each year of the Performance Period. (A) For a SAIDI Percentage Improvement for a year less than the Minimum for that year, the SAIDI Achievement Level for that year is zero, (B) for a SAIDI Percentage Improvement for a year equal to the Minimum, the SAIDI Achievement Level for that year is 25%, (C) for a SAIDI Percentage Improvement for a year equal to the Target, the SAIDI Achievement Level for that year is 100%, (D) for a SAIDI Percentage Improvement for a year greater than or equal to the Maximum, the SAIDI Achievement Level for that year is 200%, (E) for a SAIDI Percentage Improvement for a year greater than the Minimum and less than the Target, the SAIDI Achievement Level for that year shall be determined by straight line interpolation between the Minimum and the Target and (F) for a SAIDI Percentage Improvement for a year greater than the Target and less than the Maximum, the SAIDI Achievement Level for that year shall be determined by straight line interpolation between the Target and the Maximum. The “Overall SAIDI Achievement Level” for the Performance Period shall be equal to the arithmetic average of the SAIDI Achievement Level for each of the three years of the Performance Period. (I) For a SAIFI Percentage Improvement for a year less than the Minimum for that year, the SAIFI Achievement Level for that year is zero, (II) for a SAIFI Percentage Improvement for a year equal to the Minimum, the SAIFI Achievement Level for that year is 25%, (III) for a SAIFI Percentage Improvement for a year equal to the Target, the SAIFI Achievement Level for that year is 100%, (IV) for a SAIFI Percentage Improvement for a year greater than or equal to the Maximum, the SAIFI Achievement Level for that year is 200%, (V) for a SAIFI Percentage Improvement for a year greater than the Minimum and less than the Target, the SAIFI Achievement Level for that year shall be determined by straight line interpolation between the Minimum and the Target and (VI) for a SAIFI Percentage Improvement for a year greater than the Target and less than the Maximum, the SAIFI Achievement Level for that year shall be determined by straight line interpolation between the Target and the Maximum. The “Overall SAIFI Achievement Level” for the Performance Period shall be equal to the arithmetic average of the SAIFI Achievement Level for each of the three years of the Performance Period. The Reliability Achievement Level for the Performance Period shall be equal to the sum of (i) fifty percent (50%) of the Overall SAIDI Achievement Level and (ii) fifty percent (50%) of the Overall SAIFI Achievement Level.
d.    The Total Achievement Level shall be equal to the sum of (1),(2) and (3), where (1) is equal to 80% of the TSR Achievement Level, as calculated in Section 2.a., (2) is equal to 10% of the Environmental Stewardship Achievement Level, as calculated in Section 2.b., and (3) is equal to 10% of the Reliability Achievement Level, as calculated in Section 2.c, provided that the Total Achievement Level shall not exceed 200%. Notwithstanding anything herein to the contrary, the Total Achievement

Level shall be adjusted for such items as the Committee may determine in its discretion during or after the Performance Period (but in any event before any delivery of Shares hereunder), whether resulting in an increase or decrease (including to zero (0)) in the number of Shares otherwise deliverable hereunder, considering management accountability and business rationale.
3.    Performance Units Earned. The actual number of performance units awarded to you under this Agreement, if any (the “Performance Units”), shall be calculated by the Committee at the end of the Performance Period by multiplying the Target Performance Units by the percentage of the Total Achievement Level, determined as described in Section 2. Unless otherwise provided in the Plan or this Agreement, to earn Performance Units you must (i) remain a full-time employee of a System Company for the entire Performance Period, (ii) maintain a System Management Level (“ML”) 1-4 role (an “Eligible Role”), resulting in an award opportunity dependent on your specific ML role (“Eligibility Level”); and (iii) comply with Section 10 of this Agreement.
Except as provided below for an employee on an extended leave of absence bridge to retirement under an approved severance program under the Entergy System Severance Pay Plan No. 537 or the Entergy System Severance Pay Plan No. 538, if you are approved by your System Company employer for a leave of absence (whether paid or unpaid) for reasons other than Disability or you are a continuous part-time regular System Company employee participating in the phased retirement program under the Entergy System Policies & Procedures Phased Retirement – Pre-Separation Policy (the “Phased Retirement Program”), you will continue to be treated for purposes of the Plan and this Agreement as a full-time employee of a System Company while you are on such approved leave of absence or during such participation in the Phased Retirement Program, as applicable. If you are on an extended leave of absence bridge to retirement under an approved severance program offered pursuant to Entergy System Severance Pay Plan No. 537 or Entergy System Severance Pay Plan No. 538, you will not be considered under the Plan or this Agreement to be a full-time employee during the extended leave of absence bridge period or a part-time System Company employee under the Phased Retirement Program during the extended leave of absence bridge period, and your System Company employment will be considered terminated for purposes of vesting in Awards under this Agreement as of the commencement of your extended leave of absence bridge period.
If you have completed a minimum of twelve months of full-time employment in an Eligible Role during the Performance Period and you Retire, you will be eligible for a prorated portion of the applicable Achievement Level of Performance Units, based on your full months of participation and your Eligibility Level(s) during the Performance Period. For purposes of the preceding sentence, you will have “Retired” if you incur a separation from service with all System Companies and at the time of such separation from service, either (A) you are eligible to commence retirement benefits under a final average pay defined benefit pension formula under a System Company-sponsored qualified defined benefit pension plan, (B) you have attained age 65, or (C) you have attained age 55 with at least ten (10) years of service with System Companies that is considered vesting service under the System Company-sponsored qualified defined benefit pension plan in which you actively participate or, if none, the System Company-sponsored qualified defined contribution pension plan in which you actively participate. If your employment terminates due to your incurring a Disability or you die during the Performance Period, you (or your Beneficiary or heirs) will be eligible for a prorated portion of the applicable Achievement Level of Performance Units, based on your full months of full-time employment prior to your Disability or death and your Eligibility Level(s) during the Performance Period. Notwithstanding anything to the contrary herein, if, during the Performance Period (x) your employment is terminated for Cause or (y) the Committee or its delegee determines that you engaged in an activity that would constitute Cause, then you shall not be entitled to receive any Performance Units pursuant to this Agreement.

Regardless of eligibility, you shall not be entitled to receipt of nor vest in any Performance Units and/or any dividends that have accrued on any Performance Units unless and until the Talent and Compensation Committee has certified the Achievement Level after the close of the Performance Period.
If you are promoted during the Performance Period, then the number of Target Performance Units set forth on the Grant Notice shall be adjusted (but not downward) to reflect the number of full months during the Performance Period for which you were eligible hereunder in each Eligibility Level, and the number of Performance Units, if any, awarded to you will be prorated to reflect the number of full months you earned Performance Units at each Eligibility Level.
If you are demoted during the Performance Period, but you remain in an Eligible Role following such demotion, then the number of Target Performance Units set forth on the Grant Notice shall be adjusted (but not upward ) to reflect the number of full months during the Performance Period for which you were eligible hereunder in each Eligibility Level, and the number of Performance Units, if any, awarded to you will be prorated to reflect the number of full months you earned Performance Units at each Eligibility Level.
If any change to an Eligibility Level is effective on a date other than the first day of a calendar month, the number of Performance Units, if any, awarded to you with respect to the transition month in accordance with this Section 3 will be determined based on your prior Eligibility Level.
If you are demoted to a position that is not an Eligible Role or you are otherwise no longer in an Eligible Role during the Performance Period, but remain employed on a regular full-time basis by a System Company for the duration of the Performance Period, the number of Performance Units, if any, awarded to you will be prorated to reflect only the number of full months you were employed in an Eligible Role in accordance with your Eligibility Level(s).
    4.    Accelerated Change in Control Vesting. Notwithstanding anything herein to the contrary:
a.in the event that (i) a Change in Control occurs and (ii) either (x) outstanding Target Performance Units are not assumed or substituted in connection therewith as described in Section 12(b) of the Plan, or (y) outstanding Target Performance Units are so assumed or substituted in connection therewith and your employment or service is terminated by your System Company employer without Cause or by you for Good Reason on or after the effective date of the Change in Control but prior to twenty-four (24) months following the Change in Control (the date on which (x) or (y) occurs, the “CIC Vesting Date”), then (A) the Committee shall calculate the Achievement Level for the Performance Period during which the CIC Vesting Date occurs treating the CIC Vesting Date as if it were the last day of the Performance Period (the “CIC Achievement Level”) and you shall immediately become fully vested in that number of Performance Units calculated by multiplying the Adjusted Target Performance Units (as defined below) by the percentage of the Company’s attained Achievement Level that is the greater of Target Achievement Level or CIC Achievement Level and (B) the restrictive covenants set forth in Sections 10.b., 10.c., and 10.d. of this Agreement shall cease to apply as of the CIC Vesting Date. In the event of accelerated vesting as described in this Section 4.a., but subject to the conditions and limitations described herein and subject to Section 5 of the Plan, the Company shall pay you a number of Shares equal to the number of Performance Units that vest in accordance with this Section 4.a. no later than sixty (60) days after the CIC Vesting Date; provided, that if such 60-day period straddles two of your taxable years, the payment shall be made in the later year. “Adjusted Target Performance Units” means that number of units calculated by multiplying the Target Performance Units by a fraction, the numerator of which is the number of days in the Performance Period up to and including the CIC Vesting Date and the denominator of which is the total number of days in the Performance Period.
b.Notwithstanding anything herein to the contrary, the time and form of any payments to which you may be entitled pursuant to this Section 4 are subject to the requirements and limitations set forth in Section 22 of the Plan.
5.    Dividend Equivalents. If you are awarded Performance Units pursuant to this Agreement, you will also be awarded the dividend equivalents attributable to such awarded Performance Units for the time you were a Participant in an Eligible Role and at the Eligibility Level underlying such Performance Units (“Dividend Equivalents”). The Dividend Equivalents with respect to each awarded Performance Unit will be equal to only the dividends paid with respect to a Share for the period of your participation in the Plan at an Eligible Role during the Performance Period.
6.    Settlement of Performance Units and Dividend Equivalents.
a.As soon as reasonably practicable following the date on which the Committee determines the number of Performance Units, if any, to be awarded to you under this Agreement and no later than March 15th following the end of the calendar year in which the Performance Units are no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 409A, the Company shall issue to you, after withholding all applicable income tax and employment tax amounts required to be withheld in connection with such payment in accordance with Section 6.d. of this Agreement: (i) one Share for each Performance Unit so determined to be awarded, and (ii) an additional number of Shares determined by dividing the total Dividend Equivalents with respect to such awarded Performance Units by the closing share price of a Share on the last trading date of the Performance Period. Notwithstanding the foregoing, if Dividend Equivalents are awarded with respect to Performance Units that are payable pursuant to Section 4.a., the number of Shares issuable pursuant to this Section 6 in respect of such Dividend Equivalents shall be calculated treating the CIC Vesting Date as the last day of the Performance Period and shall be issued no later than sixty (60) days after the CIC Vesting Date; provided, that if such 60-day period straddles two of your taxable years, such Shares shall be issued in the later year.
b.Shares (including any Dividend Equivalents that are settled in Shares) shall be credited to a separate book entry account in your name, and such vested Shares shall be free of all restrictions except any that may be imposed by law. Upon the crediting of vested Shares to a book entry account, you may treat the Shares in the same manner as all other shares of Common Stock owned by you, subject to the provisions of Section 6.c. below. All ML 1-4 Participants are considered Restricted Employees under Entergy’s Insider Trading Policy and, as such, may trade in Entergy Corporation securities only during an open window period (and only if not in possession of material, non-public information). Generally, window periods begin on the second business day after the quarterly earnings release and end at the close of trading on the 15th day of the third month of the Company’s fiscal quarter or, if such day is not a trading day, on the last preceding trading day. In addition, if you are a Restricted Employee, the Insider Trading Policy requires that you pre-clear all transactions involving Entergy securities with Entergy Corporation’s Office of the General Counsel.
c.Share Ownership Guidelines. All ML 1-4 Participants must maintain the applicable Common Stock Ownership Target Level in the chart below, which is expressed as a multiple of your base salary and depends on your management level.

System Management Level	Common Stock Ownership Target Level
ML 1	6 times base salary
ML 2	3 times base salary
ML 3	2 times base salary
ML 4	1 times base salary
These ownership multiples may be satisfied through any shares of Common Stock held by you, including, but not limited to, those Shares earned with respect to this Performance Period, Restricted Shares on which restrictions have not yet lifted, and shares of Common Stock held in tax-qualified 401(k) plans. You must continue to retain the book entry Shares issued to you pursuant to this Agreement until the earlier of (i) achieving and maintaining your applicable Common Stock Ownership Target Level, or (ii) your termination of full-time employment with all System Companies. Once you have achieved and maintain your applicable Common Stock Ownership Target Level, you are no longer bound to hold the Shares earned with respect to this Performance Period in book entry. However, you are still subject to the trading restrictions and pre-clearance requirements in transacting in these Shares described in Section 6.b. of this Agreement.
d.Withholding Taxes. The Company shall use the “net shares method” to satisfy any tax withholding obligation in respect of any payment under this Agreement, which means the Company will reduce the number of earned Shares otherwise payable to you by the amount necessary to cover up to the maximum amount of such obligation in any applicable jurisdiction. In no event shall the Company or any other System Company have any liability to you for your individual income tax liability, for withholding or failing to withhold taxes, or for remitting or failing to remit taxes with respect to your income, including without limitation, in the event that you are subject to penalty tax or premium interest tax pursuant to Code Section 409A.
e.No Fractional Shares. Any fractional Share to be distributed shall be settled in cash and applied to satisfy tax withholding requirements. The Company will not deliver any fractional Shares.
7.    Termination of Agreement. Except as otherwise provided herein or in the Plan, this Agreement (other than the restrictive covenants set forth in Section 10) and your Target Performance Units award opportunity shall terminate and be forfeited on the date on which your full-time System Company employment terminates.
    8.    Performance Units Nontransferable. Your Target Performance Units award opportunity and any Performance Units awarded pursuant to this Agreement may not be sold, exchanged, pledged, transferred, assigned, or otherwise encumbered, hypothecated or disposed of by you (or your beneficiary) other than by will or laws of descent and distribution.
9.    Entergy Policies.
a.Hedging Policy. Pursuant to the Entergy Corporation Policy Relating to Hedging, as adopted by the Board at its meeting held on December 3, 2010, and as in effect on the date hereof, officers, directors and employees are prohibited from entering into hedging or monetization transactions involving Common Stock so they continue to own Common Stock with the full risks and rewards of ownership, thereby ensuring continued alignment of their objectives with the Company’s other shareholders. Participation in any hedging transaction with respect to Common Stock (including Target Performance Units or Performance Units) is prohibited.

b.Recoupment Policy; Dodd-Frank; Payment in Error. The Performance Units (and Shares issued in payment of Performance Units) are subject to forfeiture and recovery by the Company pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation (i) any policy that the Company has adopted or may adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and implementing rules and regulations thereunder, including the Entergy System Policy Regarding Recoupment of Certain Compensation, as adopted by the Board at its meeting held on October 27, 2023, as may have been amended and as in effect on the date hereof (“Recoupment Policy”), (ii) the Entergy System Discretionary Recoupment Policy Regarding Detrimental Conduct (“Detrimental Conduct Policy”), as adopted by the Board at its meeting held on January 26, 2024, as may have been amended and as in effect on the date hereof, or (iii) as otherwise required by applicable law. Without limiting the foregoing, (A) pursuant to the Recoupment Policy, the Company is allowed to seek reimbursement of certain incentive compensation from “executive officers,” as defined in the Recoupment Policy, if the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement under the federal securities laws; or there is a material miscalculation of a performance measure relative to incentive compensation, regardless of whether the Company’s financial statements are restated; or the Board determines that an executive officer engaged in fraud resulting in either a restatement of the Company’s financial statements or a material miscalculation of a performance measure relative to incentive compensation whether or not the financial statements were restated, and (B) pursuant to the Detrimental Conduct Policy, the Company is allowed to seek reimbursement of incentive compensation from any ML 1-4 officer who engages in certain detrimental conduct, including commission of a felony or other crime that affects the officer’s ability to perform their duties; fraud in contravention of the officer’s duties to the enterprise; unauthorized disclosure of confidential or proprietary information of an Entergy System company or material violation of a material written Entergy System company policy or material agreement between the officer and an Entergy System company in either case that results in, or could have resulted in, termination for Cause or that results in significant financial or operational loss, or significant reputational harm to the Company; and any other conduct that the officer knew or should have known could result in termination for Cause (regardless of whether it does) and that results in significant financial or operational loss or significant reputational harm to the Company. To the maximum extent permitted by applicable law, in the event that a payment is made to you (whether in cash, stock or other property) in error that exceeds the amount to which you are entitled pursuant to the terms of this Agreement or the Plan, including without limitation pursuant to Section 28 of the Plan (such excess amount, an “Excess Payment”), you will repay to the Company, and the Company shall have the right to recoup from you such Excess Payment by notifying you in writing of the nature and amount of such Excess Payment together with (i) demand for direct repayment to the Company by you in the amount of such Excess Payment or (ii) reduction of any amount(s) owed to you by the Company or any other System Company by the amount of the Excess Payment.
10.    Confidentiality and Restrictive Covenants. In consideration of the grant to you of the Target Performance Units award opportunity set forth herein and any Performance Units awarded to you pursuant to this Agreement, you hereby agree to the following restrictive covenants:
a.Confidential Information. You acknowledge that the System Companies have unique methods and processes for the generation, transmission and distribution and sale of energy and energy-related products, which give the System Companies a competitive advantage, including strategic and non-public plans for their products, geographic and customer markets, and for marketing, distributing and selling their products. You further acknowledge that you have held a position of confidence and trust with respect to the System Companies and that you have and will acquire additional detailed knowledge of the System Companies’ unique and confidential methods of doing business and plans for the future.

You acknowledge that the System Companies are expending and will continue to expend substantial amounts of time, money and effort to develop effective business and regulatory strategies, methodologies and technology. You also acknowledge that the System Companies have a compelling business interest in protecting the System Companies’ Confidential Information (as defined below) and that the System Companies would be seriously and irreparably damaged by the improper disclosure of Confidential Information. You therefore agree that, during your employment or other service with any System Company and at all times thereafter, you will hold in a fiduciary capacity for the benefit of the System Companies and, other than as authorized in writing by the General Counsel of the Company or as required by law or in the proper performance of your duties and responsibilities, or as otherwise provided in this Section 10, you will not disclose, directly or indirectly, to any person or entity, or use, any Confidential Information for any purpose other than the furtherance of your responsibilities to any System Company. For purposes of this Agreement, “Confidential Information” means information that is not generally known by persons outside the System Companies and could not easily be determined or learned by someone outside the System Companies, including without limitation, any and all information and knowledge, whether or not explicitly designated as confidential and whether or not reduced to writing, regarding the System Companies’ business, including, without limitation, (i) the generation, transmission, brokering, marketing, distribution, sale and delivery of electric power or natural gas (through regulated utilities or otherwise), (ii) the System Companies’ ownership, development, management or operation of power plants and power generation facilities (including, without limitation, nuclear power plants), and the provision of operations and management services (including, without limitation, decommissioning services) with respect to power plants, and the sale of the electric power produced by the System Companies’ operating plants to wholesale customers, (iii) the System Companies’ proprietary methods and methodology, technical data, trade secrets, know-how, research and development information, product plans, customer lists, specific information relating to products, services and customers or prospective customers (including, but not limited to, customers or prospective customers of any System Company with whom you became or become acquainted during your relationship with any System Company), books and records of any System Company, corporate, regulatory, customer and strategic relationships, suppliers, markets, computer software, computer software development, inventions, processes, formulae, technology, designs, drawings, technical information, source codes, engineering information, hardware configuration information, and matters of a business nature such as information regarding marketing, costs, pricing, finances, financial models and projections, billings, new or existing business or economic development plans, initiatives, and opportunities, or any other similar business information made available to you prior to or during your employment with a System Company or otherwise in connection with your relationship with any System Company and (iv) any attorney-client privileged information of a System Company. Confidential Information shall also include non-public information concerning any director, officer, employee, shareholder, or partner of any System Company. You agree that your obligation not to disclose or use Confidential Information, and your obligation, detailed below in this Section 10, to return and not to retain materials and tangible property upon your termination of employment with all System Companies, shall also extend to such types of information, materials and tangible property of customers of and suppliers to the System Companies and to other third parties, in each case who may have disclosed or entrusted the same to you or to any System Company during your employment with any System Company.
b.Non-Competition. You agree that (i) at all times during the period of your employment or service with any System Company employer, and (ii) for one (1) year following the termination for any reason of your employment by or service with your last System Company employer ((i) and (ii) collectively, as applicable, the “Non-Compete Period”), you will not engage in Competing Employment. For purposes of this Section 10, “Competing Employment” means working for, providing services to or otherwise directly or indirectly assisting (whether or not for compensation) any person, entity or business which directly or indirectly competes with any part of the System Company business, and such employment or services involve products, services and business activities that are the same as or similar to those you provided to a System Company, or as to which you had access to Confidential Information while employed by any System Company or, with respect to that part of the Non-Compete Period described in subsection 10(b)(ii), in the two years preceding your termination of employment or service with all System Companies. You agree that it is reasonable for the restriction contained in this paragraph to apply in each and every county, province, state, city, parish or other political subdivision or territory of the United States in which any System Company engages in any business activity, or otherwise distributes, licenses or sells its products or services, including, without limitation, Arkansas, District of Columbia, Louisiana, Mississippi, and Texas, and any other state in which any System Company engages in business at any time and, with respect to the State of Louisiana, means the following Parishes: Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, East Baton Rouge, East Carroll, East Feliciana, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson, Jefferson Davis, Lafayette, Lafourche, La Salle, Lincoln, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Point Coupee, Red River, Richland, Sabine, Saint Bernard, St. Charles, St. Helena, Saint James, Saint John the Baptist, Saint Landry, Saint Martin, Saint Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermilion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana and Winn (collectively, the “Restricted Territory”). Notwithstanding the foregoing, if your employment is terminated by any System Company employer without Cause, the covenant not to compete set forth in this Section 10.b. shall apply only for as long as the System Company employer continues to pay you, in accordance with the System Company employer’s regular payroll practices and schedule, your bi-weekly base salary in effect on the effective date of the termination of your employment, less any applicable tax withholdings and ordinary deductions (such payments, the “Non-Compete Payments”), but in no such event for longer than the Non-Compete Period. In any instance where a System Company employer has the right to elect to make Non-Compete Payments, such System Company employer must notify you in writing of such election, and the duration for which it elects to make Non-Compete Payments, within ten (10) business days following the termination of your employment from all System Company employment. If the System Company Employer elects to make the Non-Compete Payments for less than the full Non-Compete Period, you shall be free to join a competitor after you cease receiving the Non-Compete Payments. For purposes of clarity, in the event of your termination for Cause or voluntary resignation, you shall be subject to the restrictions set forth in this Section 10.b. without any requirement that any System Company employer pay you any Non-Compete Payments.
c.Non-Solicitation; Non-Interference. You agree that, until the later of the end of the Non-Compete Period or the last day you are scheduled to receive cash severance payments from your System Company employer pursuant to any severance plan or other agreement, except in the good faith performance of your duties to the System Companies, you shall not, other than as authorized in writing by the General Counsel of the Company: (i) directly or indirectly, solicit or seek to hire or identify for potential hiring (whether on your own behalf or on behalf of any other person, entity or organization) any person who is at that time (or was during the prior six (6) months) an employee or consultant of any System Company, or (ii) within the Restricted Territory, directly or indirectly solicit the trade, business or patronage of any clients, customers or vendors or prospective clients, customers or vendors of any System Company to provide competing products or services or advise, or assist such clients, customers or vendors or prospective clients, customers or vendors to in any way modify their relationship with any System Company. This Section 10(c) shall not be violated by general advertising not targeted at the forgoing persons or entities. The non-solicitation covenant in subsection 10(c)(i) shall not apply to solicitation of persons involuntarily terminated from System Company employment and shall only apply to persons (A) who reported directly or indirectly to you; (B) with whom you had material contact while at a System Company; or (C) about whom or which you possessed (1) information regarding quality of performance while they were employed by or performing services for a System Company, which information you would not otherwise have except for the position you held with a System Company, or (2) Confidential Information. You further agree that while you are employed by any System Company and thereafter until the later of the end of the Non-Compete Period or the last day you are scheduled to receive cash severance payments from your System Company, you will not, directly or indirectly, induce or encourage any third party, including any provider of goods or services to any System Company, to terminate or diminish its business relationship with any System Company; nor will you take any other action that could, directly or indirectly, be detrimental to any System Company’s relationships with its providers of goods or services or other business affiliates or that could otherwise interfere with any System Company’s business.
d.Non-Disparagement. You agree that, to the fullest extent permitted by applicable law, you will not at any time (whether during or after your employment or service with any System Company), other than in the proper performance of your duties, publish or communicate to any person or entity any “Disparaging” (as defined below) remarks, comments or statements concerning any System Company or, to the extent related to their service to any System Company, any of their respective directors, officers, shareholders, employees, agents, or attorneys. “Disparaging” remarks, comments or statements are those that are intended to, or could be construed in a manner so as to, impugn, discredit, injure or impair the business, reputation, character, honesty, integrity, judgment, morality or business acumen or abilities of the individual or entity being disparaged.
e.System Company Property. All tangible materials, equipment, devices, documents, copies of documents, data compilations (in whatever form), software programs, and electronically created or stored materials that you receive or create in the course of employment with a System Company are and shall remain the property of the System Company and you shall immediately return (and/or cooperate in the supervised deletion of) such property to your System Company employer upon the termination of your employment, for whatever reason. The obligation to return property and documents extends to anything received or made during and as a result of employment by a System Company, regardless of whether it was received from a System Company or a third party, such as an actual or potential vendor or customer, and regardless of whether a document contains Confidential Information. The only documents not subject to the obligation to return are documents directly relating to your compensation and benefits, such as your pay stubs and benefit plan information.
f.Violation of the Restrictive Covenant Section. In the event that you violate any provision of this Section 10, the time periods set forth in those paragraphs shall be extended for the period of time you remain in violation of the provisions, to the greatest extent allowed by applicable law. The provisions of Sections 10.a. through 10.e. hereof are, and shall be construed as, independent covenants, and no claimed or actual breach of any contractual or legal duty by any System Company shall excuse or terminate your obligations hereunder or preclude any System Company from obtaining injunctive relief for your violation, or threatened violation, of any of those provisions. You also agree to indemnify and hold the System Companies harmless from any and all losses (including, but not limited to, reasonable attorney’s fees and other expenses incurred to enforce this Agreement) suffered by any System Company as a result of any violation or threatened violation of any of your representations, warranties, covenants or undertakings set forth in this Agreement (in addition to any other remedies available to the System Companies set forth in Section 10.i. below), provided that a System Company is found to be the prevailing party in any such action.

g.Exclusions. Notwithstanding anything else in this Section 10 or in this Agreement to the contrary:
(i)    The restrictive covenants in this Section 10 are not intended to restrict you from cooperating with any investigation or proceeding initiated by the Nuclear Regulatory Commission (“NRC”) or any other federal or state regulatory agency. Further, you may make disclosure (A) to exercise your rights as a whistleblower under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Securities and Exchange Commission Rule 21F-17(a), or any other federal or state law providing whistleblower rights; (B) to the extent necessary when providing safety-related or other information to the NRC on matters within the NRC’s regulatory jurisdiction; (C) when participating in “protected activities,” as defined in Section 211 of the Energy Reorganization Act of 1974 and in 10 C.F.R. Part 50.7; (D) when engaging in activities protected by the National Labor Relations Act or any similar federal or state law; or (E) when required to do so by a court of law, by any governmental agency or administrative or legislative body with jurisdiction to order you to divulge, disclose or make accessible such information. With the exception of Confidential Information subject to the attorney-client privilege, you shall have no obligation to seek prior approval of any System Company or to inform any System Company of such disclosure. This Agreement does not limit your ability to communicate, without notice to any System Company, with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, or to collect a reward in connection with any whistleblower information provided to a government agency.
(ii)    Defend Trade Secrets Act Immunity Notice. Pursuant to the Defend Trade Secrets Act of 2016, non-compliance with the disclosure provisions of this Agreement shall not subject you to criminal or civil liability under any Federal or State trade secret law for the disclosure of a System Company trade secret: (A) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney in confidence solely for the purpose of reporting or investigating a suspected violation of law; (B) in a complaint or other document filed in a lawsuit or other proceeding, provided that any complaint or document containing the trade secret is filed under seal; or (C) to an attorney representing you in a lawsuit for retaliation by any System Company for reporting a suspected violation of law or to use the trade secret information in that court proceeding, provided that any document containing the trade secret is filed under seal and you do not disclose the trade secret, except pursuant to court order.
(iii)    All applicable laws with regard to restrictive covenants (including those of the State of California) are incorporated by reference herein and shall be treated as a part of this Section 10. Accordingly, in the event of an inconsistency between any provision of this Section 10 and an applicable legal requirement, the applicable legal requirement shall apply and this Section 10 shall be interpreted to require only such restrictions as are permitted by applicable law.
h.Restrictive Covenants Contained in Other Agreements. Notwithstanding any provision contained herein to the contrary, to the extent that you are or become subject to any other agreement with a System Company that contains restrictive covenants different from the restrictive covenants contained in this Agreement, the restrictive covenants set forth in such other agreement shall supplement, and shall not replace, the restrictive covenants herein.
i.Enforcement. You hereby agree that the covenants set forth in this Section 10 are reasonable with respect to their scope, duration, and geographical area. You further agree and acknowledge that the restrictions contained in Section 10 do not and would not unreasonably impose limitations on your ability to earn a living. If any court or other tribunal determines that any term or provision of Section 10 is overbroad or otherwise invalid or unenforceable, you and the Company hereby agree that such court or tribunal shall have the power and obligation to narrow or otherwise reform the unenforceable term or provision, including to delete, replace, or add specific words or phrases, but only to the narrowest extent necessary to render the provision valid and enforceable (provided that in no event shall the length of any restrictive covenant or its scope be extended or expanded), and this Agreement shall be fully enforceable as so modified. Your agreement to the restrictions provided for in this Agreement and the Company’s agreement to grant the Award are mutually dependent consideration. Therefore, notwithstanding any other provision to the contrary in this Agreement, if (i) the enforceability of any material restriction applicable to you as provided for in this Section 10 is challenged and found unenforceable by a court or other tribunal or (ii) you breach any of the provisions of Section 10, then the Company shall have the right to terminate this Agreement and recover from you all Shares paid to you pursuant to this Agreement and if you have sold, transferred, or otherwise disposed of any Shares paid to you pursuant to this Agreement, an amount equal to the aggregate Fair Market Value of such Shares on the date such Shares were paid to you pursuant to this Agreement. This provision shall be construed as a return of consideration or ill-gotten gains due to the failure of your promises and consideration under the Agreement, and not as a liquidated damages clause. In addition, in the event of the Company’s termination of this Agreement, you shall immediately forfeit all unvested Target Performance Units and your Target Performance Units award opportunity under this Agreement. You further hereby agree that, in the event of a breach by you of any of the provisions of Sections 10.a., 10.b., 10.c., 10.d., or 10.e., monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach or threatened breach, the Company or a System Company may, in addition to and without prejudice to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages and without having to demonstrate that money damages would be inadequate. You acknowledge (i) that you have carefully read this Agreement and have given careful consideration to the restraints imposed upon you by this Agreement, and you are in full accord as to their necessity for the reasonable and proper protection of the Confidential Information of the System Companies and their relationships with customers, suppliers and other business partners and (ii) that you are informed in writing hereby that you have a right to the advice of legal counsel and should consult with an attorney of your choice with regard to this Agreement, and you have been provided ample opportunity to seek out and consult with such counsel.
j.Third Party Beneficiaries; Survival of Restrictive Covenants. For purposes of this Section 10, “Company” shall include Entergy and all other System Companies. You and the Company agree that each System Company is an intended third-party beneficiary of this Section 10, and further agree that each System Company is entitled to enforce the provisions of this Section 10 in accordance with its terms. Notwithstanding anything to the contrary in this Agreement, the terms and conditions of the restrictive covenants set forth in this Section 10 shall survive the termination of this Agreement and shall remain in full force according to their respective terms.
k.Duty to Notify Prospective Employers of Restrictive Covenants. In the twelve (12) months following the termination of your employment with your last System Company employer, in the event you seek or obtain employment or another business affiliation with any person or entity other than a System Company, you agree to notify the Company in writing, as far in advance as is reasonably practicable, but in no event less than two weeks prior to your proposed commencement of employment, of the details of such employment or business affiliation. You also agree to show these restrictive covenant provisions to any prospective employer, and you consent to any System Company showing these provisions to any third party believed by a System Company to be a prospective or actual employer of you, or a receiver of services from you, and to insisting on your compliance with these terms. Your obligations under this Section 10.k. will expire on that date which is twelve months after the end of your employment with all System Companies (or, if later, the last date as of which you are scheduled to receive separation payments from any System Company pursuant to a severance plan or other agreement).
l.Validity. Except as specifically provided in Section 10.i. of this Agreement, the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11.    Governing Law/Court Proceedings. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law of such state. Any suit, action or proceeding arising out of, or with respect to this Agreement, its enforcement, breach, or interpretation, shall be brought in any court of competent jurisdiction in the State of Delaware, County of New Castle, and you and the Company hereby submit to the exclusive jurisdiction of such court (and its appellate court, whether or not located in the State of Delaware) for the purpose of any such suit, action, or proceeding. You and the Company hereby irrevocably waive (i) any objections which each may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware, County of New Castle, (ii) any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and (iii) any right to a jury trial.
    12.    Incorporation of Plan. The Plan is hereby incorporated by reference and made a part hereof, and the Target Performance Units, your Target Performance Units award opportunity under this Agreement, any Performance Units (and any Dividend Equivalents) awarded pursuant to this Agreement, and this Agreement shall be subject to all terms and conditions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. Any capitalized term that is not defined in this Agreement shall have the meaning set forth in the Plan. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan shall govern, and this Agreement shall be deemed to be modified accordingly, unless the Plan allows for such modification of the Plan’s terms by this Agreement.
13.    Amendments. This Agreement may be amended or modified only by an instrument in writing signed by the parties hereto.
14.    Rights as a Shareholder. Neither you nor any of your successors in interest shall have any rights as a stockholder of the Company with respect to any Target Performance Units, your Target Performance Units award opportunity under this Agreement, Performance Units awarded pursuant to this Agreement, or Dividend Equivalents.
15.    Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or by United States registered mail, return receipt requested, postage prepaid, if to you, to your last known address filed in the personnel records of the System Companies, and if to the Company, to the address set forth below, or thereafter to such other address as either party may have furnished to the other in writing in accordance herewith, except that any notice of change of address shall be effective only upon actual receipt thereof:
If to the Company, to:

Entergy Services, LLC
Attention: Senior Vice President, General Counsel & Secretary
639 Loyola Avenue, 28th Floor
New Orleans, LA 70113-3125

16.    Agreement Not a Contract of Employment. Your employment with your System Company employer shall remain at will. Neither the Plan, the granting of the Target Performance Units and/or Dividend Equivalents, the Grant Notice, this Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that you have a right to continue as an employee of any System Company for any period of time or at any specific rate of compensation.
17.    Authority of the Committee. The Committee shall have full authority and discretion to interpret and construe the terms of the Plan, the Grant Notice, and this Agreement. The determination of the Committee as to any such matter of interpretation or construction shall be final, binding and conclusive.
18.    Compliance with Code Section 409A Limitations. Notwithstanding any provision to the contrary, all provisions of the Grant Notice and this Agreement shall be construed, administered and interpreted to comply with or be exempt from Code Section 409A, and, if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Code Section 409A or final regulations issued thereunder. Specifically, the terms “termination” and “termination of employment” shall be applied in a manner consistent with the definition of “separation from service” within the meaning of Code Section 409A. A right of any System Company, if any, to offset or otherwise reduce any sums that may be due or become payable by any System Company to you by any overpayment or indebtedness of yours shall be subject to limitations imposed by Code Section 409A. For purposes of the limitations on nonqualified deferred compensation under Code Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Code Section 409A deferral election rules and the exclusion from Code Section 409A for certain short-term deferral amounts. Amounts payable under this Agreement shall be excludible from the requirements of Code Section 409A, to the maximum possible extent, either as (i) short-term deferral amounts (e.g., amounts payable no later than the 15th day of the third month following the end of the taxable year of your System Company employer in which such Performance Units are no longer subject to a substantial risk of forfeiture), or (ii) under the exclusion for involuntary separation pay provided in Treasury Regulations Section 1.409A-1(b)(9)(iii). To the extent that deferred compensation subject to the requirements of Code Section 409A becomes payable under this Agreement to you at a time when you are a “specified employee” (within the meaning of Code Section 409A), any such payments shall be delayed by six months to the extent necessary to comply with the requirements of Code Section 409A(a)(2)(B). The Company makes no representation that any or all of the payments or benefits described in the Plan or this Agreement will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to any such payment.
19.    Breach; Waiver. If Grantee fails to comply with any term or provision of this Agreement or the Plan, Grantee shall not be entitled to the Award, as Company may determine in its sole discretion. Any term or provision of this Agreement may only be waived by a System Company. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if it is in writing signed by an authorized Company officer. The failure of any System Company to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any System Company thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
20.    Headings. The titles and headings of the sections in this Agreement are for convenience of reference only, do not form part of this Agreement, and shall not affect the construction of this Agreement.

21.    Electronic Signature. Electronic signature of this Agreement shall have the same validity and effect as a signature affixed by hand.

22.    Entire Agreement. This Agreement (including the Plan) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any and all prior undertakings and agreements between the Company and its Affiliates and you with respect to the subject matter hereof.

23.     Prospectus. This Agreement constitutes part of a prospectus covering Securities registered under the Securities Act of 1933. The remaining documents constituting the prospectus are available on Entergy Corporation’s intranet under Our Company, Human Resources, Money & Finances, Compensation, Equity https://entergy.sharepoint.com/sites/myhra/myBenefits/Pages/Compensation.aspx.

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